Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Crown Castle International Corp., of our report dated December 7, 2012, relating to the Statement of Revenues and Certain Expenses of T3 Sites, comprising the operations of certain wireless communications towers owned by subsidiaries of T-Mobile USA, Inc., for the year ended December 31, 2011, which appears in the current report on Form 8-K/A of Crown Castle International Corp. dated December 21, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

March 27, 2015